Exhibit 5.1

February 12, 2026

AquaBounty Technologies, Inc.

233 Ayer Road, Suite 4

Harvard, Massachusetts 01451

Re:        Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to AquaBounty Technologies, Inc., a Delaware corporation (the “Company”), in connection with its entry into that certain Securities Purchase Agreement dated February 11, 2026 (the “SPA”) between the Company and the purchasers named therein (the “Purchasers”), and the related issuance and sale to the Purchasers of up to (i) 1,269,509 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) 67,706 pre‑funded warrants to purchase shares of Common Stock (the “Pre‑Funded Warrants”), and (iii) 67,706  shares of Common Stock issuable upon exercise of the Pre‑Funded Warrants (the “Pre‑Funded Warrant Shares,” and together with the Common Stock and the Pre‑Funded Warrants, the “Registered Securities”). The Registered Securities are being offered pursuant to the Company’s Registration Statement on Form S‑3 (File No. 333‑292411) (the “Registration Statement”) and the related base prospectus included therein, and the prospectus supplement dated February 12, 2026, to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Prospectus Supplement,” and together with the base prospectus, the “Prospectus”).

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate, including: (i) the Company’s Amended and Restated Certificate of Incorporation and all amendments thereto; (ii) the Company’s Amended and Restated Bylaws; (iii) the Registration Statement and the form of Prospectus Supplement; (iv) the form of SPA; (v) the Placement Agency Agreement between the Company and Univest Securities, LLC; (vi) the form of Pre‑Funded Warrant to be issued in the Offering; (vii) resolutions of the Company’s Board of Directors relating to the transactions; and (viii) certificates of officers of the Company addressing certain factual matters relevant to this opinion.

We express no opinion as to the application of any federal, state, or foreign law or regulation to the power, authority, or competence of any party to any agreement relating to the Registered Securities other than the Company. We have assumed that each of the agreements referenced herein constitutes, or will constitute, the valid and binding obligation of each party thereto other than the Company, enforceable against such parties in accordance with its terms. Our opinions are subject to: (i) the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, and other similar laws relating to or affecting creditors’ rights; (ii) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and (iii) general principles of equity (including concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance or injunctive relief), whether considered in a proceeding in equity or at law.

Based upon the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that:

AquaBounty Technologies, Inc.

February 12, 2026

1.

The shares of Common Stock, when issued and delivered pursuant to the SPA and upon the Company’s receipt of the consideration therefor as provided in the SPA, will be validly issued, fully paid, and nonassessable.

2.

The Pre‑Funded Warrants, when issued and delivered in accordance with the SPA and duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws affecting creditors’ rights, and to general principles of equity.

3.	The Pre‑Funded Warrant Shares, when issued and delivered upon exercise of the Pre‑Funded Warrants in accordance with their terms, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware and, solely as to the Pre-Funded Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We render no opinion as to any matters not expressly addressed herein.  In addition, we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants.

This opinion is given as of the date hereof, and we undertake no obligation to update or supplement this opinion if applicable law changes after the date hereof or if we become aware of any fact that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8‑K and to the reference to our firm in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ FBT Gibbons LLP

0147620.0810887   4899-4597-1854v3